EXHIBIT 10.25


February 24, 1988:

             RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized to purchase annuities from an insurance company to be selected by the Chief Financial Officer to cover current accrued benefits for retired employees who are participants in either the Equalization Benefit Plan ("EBP") or Supplemental Retirement Income Plan ("SRIP") and to cover only EBP benefits for active employees (with additional annuities to be purchased upon such employees' retirement to provide SRIP benefits and additional annuities to be purchased from time to time to cover EBP benefits which hereafter accrue); and be it further

             RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized to withdraw funds currently in the Grantor Trust established in connection with the EBP and the SRIP;
     and be it further

             RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized to amend Article Thirteenth of the Grantor Trust Agreement with Manufacturers Hanover Trust Company to allow the withdrawal of funds by the Corporation; and be it further

             RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized to make cash payments to participants, in amounts to be determined by the Chief Financial Officer, to enable such participants to meet their tax obligations created by the purchase of annuities; and be it further

             RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized to execute or cause to be executed such documents and other writings, and to take or do or cause to be taken or done such other actions or things, as may be necessary or desirable to effectuate the purposes and intent of the foregoing resolutions.